   Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF CITIZENS FIRST CORPORATION

Pursuant to the provisions of KRS 271B.10-060, Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Citizens First Corporation, a Kentucky corporation (the “corporation”), are hereby adopted:

FIRST: The name of the corporation is Citizens First Corporation.

SECOND:Article VI of the Second Amended and Restated Articles of Incorporation of the corporation is amended to read in its entirety as follows:

Article VI

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors.  The number of directors shall be fixed by resolution of the board of directors from time to time, subject to the applicable provisions of the Act and the corporation’s bylaws, and shall be at least seven (7) and not more than eighteen (18).

Commencing with the 2019 annual meeting of shareholders of the corporation, directors shall be elected for a term expiring at the next annual meeting of shareholders of the corporation and each director shall hold office until his or her successor is elected and qualified; provided, that any director elected for a longer term before the 2019 annual meeting of shareholders of the corporation shall hold office for the entire term for which he or she was originally elected.

THIRD:The amendment does not provide for the exchange, reclassification or cancellation of issued shares.

FOURTH:The foregoing amendment was adopted on May 16, 2018.

FIFTH:The number of outstanding shares, number of votes entitled to be cast and number of votes indisputably cast for and against the amendment were as follows:

1, +
Number of outstanding shares:	2,537,605
Number of votes entitled to be cast:	2537,605
Total number of votes cast for the amendment:	1,364,129
Total number of votes cast against the amendment:	248,297

These Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Citizens First Corporation are executed as of the 16th day of May,  2018.

CITIZENS FIRST CORPORATION

/s/ M. Todd Kanipe

      M. Todd Kanipe

President and Chief Executive Officer